EXHIBIT 23.2






                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Zoom Telephonics, Inc.:


We consent to incorporation by reference in this Registration Statement on Form S-3 of Zoom Telephonics, Inc. of our report dated February 12, 1996, relating to the consolidated balance sheets of Zoom Telephonics, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule, which report appears in the annual report on Form 10-K of Zoom Telephonics, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.







                                    KPMG PEAT MARWICK LLP




Boston, Massachusetts
June 14, 1996